Exhibit 10(b)

AMENDED AND RESTATED

TAX SHARING AGREEMENT

THIS AMENDED AND RESTATED TAX SHARING AGREEMENT, dated as of November 5, 2008, is among Energy Future Holdings Corp., a Texas corporation (“EFH”), Oncor Electric Delivery Holdings LLC, a Delaware limited liability company (“Oncor Holdings”) that is a wholly owned subsidiary of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFI”), which is itself a wholly-owned subsidiary of EFH, Oncor Electric Delivery Company LLC, a Delaware liability company (“Oncor”), approximately 80.04% of the membership interests of which are held by Oncor Holdings, Texas Transmission Investment LLC, a Delaware limited liability company (“Minority Investor”), a Delaware limited liability company, and holder of 19.75% of the membership interests in Oncor, and Oncor Management Investment LLC (“Management Investor”), a Delaware limited liability company and holder of approximately 0.21% of the membership interests in Oncor (EFH, Oncor Holdings, Oncor, Minority Investor and Management Investor, collectively, the “Parties”).

RECITALS:

WHEREAS, the parties hereto (other than Minority Investor and Management Investor) entered into a Tax Sharing Agreement dated October 10, 2007 (the “Effective Date”) and wish to amend and restate such agreement, including to add Minority Investor and Management Investor as parties to such agreement with the rights and obligations contained herein;

WHEREAS, prior to the date of this Agreement, the EFH Group and members of the Oncor Holdings Group have filed certain consolidated and combined Tax Returns and wish to allocate their mutual rights and obligations in respect of their Taxes amongst themselves;

WHEREAS, the Parties wish to allocate their rights and obligations with respect to any Tax Returns now or hereafter filed by EFH in any foreign, state or local jurisdiction;

WHEREAS, EFH, Minority Investor and Management Investor will be allocated taxable income from Oncor with respect to which they (or their members) will be required to pay U.S. federal income taxes;

NOW, THEREFORE, in consideration of these promises and of the mutual agreements and covenants herein contained, the Parties agree as follows:

SECTION 1. Definitions. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional EFH Group Tax Liability” has the meaning set forth in Section 9.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with a specified Person. In determining whether an Affiliate is an Affiliate of Oncor Holdings or EFH for any period, no member of the Oncor Holdings Group (including Oncor Holdings) shall be an Affiliate of EFH, and no member of the EFH Group (including EFH ) shall be an Affiliate of Oncor Holdings. For purposes of this Agreement, Management Investor shall not be considered an Affiliate of EFH, Oncor or Oncor Holdings.

“Agreement Disputes” has the meaning set forth in Section 12.

“Applicable Tax Returns” has the meaning set forth in Section 10.

“Applicable Taxable Year” means a taxable year relating to an Applicable Tax Return.

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” or “Controlled” means, in respect of any Person, the presence of the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person.

“Effective Date” has the meaning set forth in the Recitals.

“EFH Group” means EFH and its Subsidiaries other than members of the Oncor Holdings Group.

“EFH Indemnified Party” shall include each member of the EFH Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Estimated Tax Installment Date” means the estimated Tax installment due dates prescribed in Section 6655(c) of the Code (currently April 15, June 15, September 15, and December 15), as may be extended under applicable law and any other date on which an installment of estimated Taxes is required to be made (including March 15, to the extent relevant for any extension payment).

“Final Determination” means in respect of any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement

(whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations or any other event that the parties agree in writing is a final and irrevocable determination of the liability at issue.

“Governmental Authority” shall mean any federal, state, local (including any municipal or political subdivision), foreign or international court, government, department, commission, board, bureau, agency, instrumentality, self-regulatory authority, stock exchange or other regulatory, administrative or governmental authority.

“Jointly Owned Entity” means any Person, that is not treated as a flow-through entity for tax purposes, whose ownership interests are owned at the same time by at least two of the following entities: (i) a member of the EFH Group, (ii) a member of the Oncor Holdings Group (excluding any member of the Oncor Group) and (iii) a member of the Oncor Group.

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Oncor Distributions Group” means each member of the Oncor Holdings Group, excluding the Oncor Group.

“Oncor Group” means Oncor and any Subsidiaries of Oncor.

“Oncor Holdings Excess Separate Tax Liability” shall mean an amount equal to the excess, if any, of (i) the Oncor Holdings Separate Tax Liability over (ii) the Oncor Separate Tax Liability.

“Oncor Holdings Group” means Oncor Holdings and any Subsidiaries of Oncor Holdings.

“Oncor Holdings Indemnified Party” shall include each member of the Oncor Holdings Group, each of their Representatives and Affiliates, and each of their respective heirs, executors, trustees, administrators, successors and assigns.

“Oncor Holdings Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the Effective Date, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the Effective Date, an amount equal to the sum of (i) the Tax liability that the Oncor Holdings Group and each member of the Oncor Holdings Group would have incurred if Oncor Holdings had filed a consolidated or combined Tax Return (assuming Oncor Holdings was treated as a corporation for tax purposes) for itself and each member of the Oncor Holdings Group separate and apart from the EFH Group and any member of the EFH Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor Holdings (for the avoidance of doubt, treating Oncor Holdings as a corporation for tax purposes) and/or each member of the Oncor Holdings Group would have incurred if Oncor Holdings and/or such member of the Oncor Holdings Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Holdings Separate Tax Liability shall take into account any Tax Attribute that is (x) reflected on the balance sheet of Oncor Holdings as of the Effective Date, or (y) properly allocable to any member of the Oncor Holdings Group following such date.

“Oncor Separate Tax Liability” shall mean (A) with respect to Applicable Taxable Years that ended prior to the Effective Date, an amount equal to the Tax liability of Oncor with respect to such Applicable Taxable Years determined in accordance with the prior practice of the parties, and (B) with respect to Applicable Taxable Years ending after the Effective Date, an amount equal to the sum of (i) the Tax liability that the Oncor Group and each member of the Oncor Group would have incurred if Oncor had filed a consolidated or combined Tax Return (assuming Oncor was treated as a corporation for tax purposes) for itself and each member of the Oncor Group separate and apart from the EFH Group, the Oncor Distributions Group and any member of the EFH Group or the Oncor Distributions Group and (ii) where a consolidated or combined Tax Return is not available under applicable law, the Tax liability that Oncor (for the avoidance of doubt, treating Oncor as a corporation for tax purposes) and/or each member of the Oncor Group would have incurred if Oncor and/or such member of the Oncor Group had filed such Tax Return for itself. For the avoidance of doubt, the Oncor Separate Tax Liability shall take into account any Tax Attribute that is (x) reflected on the balance sheet of Oncor as of the Effective Date, or (y) properly allocable to any member of the Oncor Group following such date.

“Person” shall mean an individual, a general or limited partnership, a joint venture, a corporation (including not-for-profit), a trust, a limited liability company, an association, an unincorporated organization or a government or any department or agency thereof.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, managers, employees, agents, consultants, advisors, accountants, attorneys and other representatives.

“Sharing Percentages” shall mean (i) with respect to any Applicable Taxable Year ending on or prior to the date of this Agreement, 100% for EFH and 0% for each of Minority Investor and Management Investor, and (ii) with respect to any Applicable Tax Year commencing on or after January 1, 2009, 80.0417% for EFH, 19.75% for Minority Investor, and 0.2083% for Management Investor, which percentages shall be adjusted in the event that the parties’ respective membership interests in Oncor are adjusted, such interests to be determined by the relative number of units of Oncor owned by each of EFH, Minority Investor and Management Investor.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (a) Oncor Holdings and its Subsidiaries shall not be deemed to be Subsidiaries of any member of the EFH Group and (b) Management Investor shall not be considered a Subsidiary of EFH, Oncor or Oncor Holdings.

“Tax” or “Taxes” whether used in the form of a noun or adjective, means all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a country, locality, municipality, government, state, federation, or other governmental body, including any penalties, fines and additions to tax and any interest on tax.

“Tax Attribute” means any credit, deduction or other attribute (including any alternative minimum tax preference item) that may have the effect of decreasing any Tax.

“Tax Proceeding” means any audit, review, assessment, deficiency, competent authority determination or any other administrative or judicial proceeding with the purpose or effect of determining (including redetermining) any Taxes (including, without limitation, any administrative or judicial review of any formal or informal claim for refund). For the avoidance of doubt, an appeal of a Tax Proceeding is a Tax Proceeding.

“Tax Professional” means a nationally recognized Tax attorney or Tax accountant that is a member of a nationally recognized law firm or accounting firm, which attorney or accountant being acceptable to both EFH and Oncor or Oncor Holdings, as applicable, for the purposes of Section 12.

“Tax Returns” means all reports, returns, information statements, questionnaires, election statements or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign). For the avoidance of doubt, an amended Tax Return or an amendment to a Tax Return is a Tax Return.

“Taxing Authority” means any governmental entity imposing Taxes or empowered or authorized to administer any Taxes imposed by any country, locality, municipality, government, state, federation or other governmental body.

“True-up Payment” has the meaning set forth in Section 6(d).

“True-up Payment Date” has the meaning set forth in Section 6(d).

SECTION 2. Consent.

(a) EFH shall prepare and file all Tax Returns in respect of and on behalf of, as applicable, each member of the EFH Group and the Oncor Holdings Group for any Applicable Taxable Year, provided that, Oncor Holdings shall have the right to review such Tax Returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Holdings Excess Separate Tax Liability, and provided that Oncor shall have the right to review such Tax Returns within a reasonable time prior to filing and consent (such consent not to be unreasonably conditioned, delayed or withheld) to the positions taken on such Tax Returns to the extent such positions would increase the Oncor Separate Tax Liability. Any dispute in respect of any Tax Return prepared pursuant to this Section 2(a) shall be resolved pursuant to Section 12.

(b) Subject to the other applicable provisions of this Agreement, Oncor Holdings irrevocably designates, and agrees to cause each Oncor Holdings Affiliate to so designate, EFH as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as EFH, in its sole reasonable discretion, may deem appropriate in any and all matters (including Tax Proceedings) relating to any Tax Return described in Section 2(a). Oncor Holdings or Oncor, as appropriate, shall cause each Tax Return prepared on behalf of a member of the Oncor Holdings Group pursuant to Section 2(a) to be executed by the appropriate member of the Oncor Holdings Group. With respect to EFH’s obligations pursuant to Section 2(a), EFH Business Services Company, a wholly-owned subsidiary of EFH, and Oncor have entered into a Corporate Support Services Agreement pursuant to which EFH Business Services Company provides corporate services to Oncor, including certain tax services.

SECTION 3. Payment of Tax Liability.

(a) Except for the Taxes that Oncor Holdings or Oncor are liable for pursuant to Section 6(b) and subject to indemnification under Section 4(a), EFH shall pay all Taxes in respect of the income of Oncor and Oncor Holdings that is included in the Tax Returns of the EFH Group for each Applicable Taxable Year at such time and in such manner as such payments are required to be made. Minority Investor shall pay all Taxes in respect of the income of Oncor that is included in the Tax Returns of Minority Investor for each Applicable Taxable Year at such time and in such manner as such payments are required to be made. The members of Management Investor shall pay all Taxes in respect of the income of Oncor that is included in the Tax Returns of such members with respect to their ownership of limited liability company interests in Management Investor for each Applicable Taxable Year at such time and in such manner as such payments are required to be made.

(b) Each of EFH, Minority Investor and Management Investor shall indemnify and hold each Oncor Holdings Indemnified Party harmless from and against any and all Tax, interest, fine, penalty, damage, cost or other expense of any kind (including reasonable attorneys’ fees and costs) that is attributable to, or results from, the failure of EFH, Minority Investor or Management Investor, as applicable, to timely make any payment required to be made pursuant to Section 3(a).

SECTION 4. Allocation of Liability. (a) With respect to the portion of the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability that is not described in Section 6(b) of this Agreement and relates to income of Oncor and Oncor Holdings that is included in the Tax Returns of the EFH Group, Minority Investor or the members of Management Investor as applicable:

(i) Other than with respect to the Applicable Tax Year described in clause (ii), for each Applicable Tax Year, Oncor shall pay to each of EFH, Minority Investor and Management Investor an amount equal to their Sharing Percentages of such Oncor Separate Tax Liability and shall indemnify and hold each EFH Indemnified Party, Minority Investor and Management Investor harmless for an amount equal to their Sharing Percentage of such Oncor Separate Tax Liability.

(ii) Solely with respect to the Applicable Taxable Year commencing January 1, 2008, Oncor shall pay (A) to Minority Investor, an amount equal to (x) 19.75% multiplied by a fraction equal to (366-X)/366 where X = the number of days prior to the admission of Minority Investor as a party to this Agreement multiplied by (y) such Oncor Separate Tax Liability for such year, (B) to Management Investor, an amount equal to (x) 0.2083% multiplied by a fraction equal to (366-X)/366 where X = the number of days prior to the admission of Management Investor as a party to this Agreement multiplied by (y) such Oncor Separate Tax Liability for such year, and (C) to EFH, an amount equal to such Oncor Separate Tax Liability minus the amounts paid in clauses (A) and (B), and shall indemnify and hold each of Minority Investor, Management Investor and each EFH Indemnified Party harmless for an amount equal to the amounts described in clauses (A), (B) and (C) respectively.

(iii) Oncor Holdings shall pay to EFH the Oncor Holdings Excess Separate Tax Liability and shall indemnify and hold each EFH Indemnified Party harmless for an amount equal to the Oncor Holdings Excess Separate Tax Liability.

(b) In the event that Oncor or a member of the Oncor Distributions Group realizes a loss or credit in an Applicable Taxable Year that would be permitted under applicable provisions of the Code to be carried back to one or more prior Applicable Taxable Years, the Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, as appropriate, shall be recomputed for each such prior Applicable Taxable Year to take into account such carryback. EFH, Minority Investor and Management Investor shall make an adjusting payment to Oncor Holdings or Oncor, as appropriate, promptly after the date when the benefit of such carryback would have been realized by a member of the Oncor Distributions Group, or by Oncor, if it had filed its own Tax Return reflecting such carryback, or as soon as such adjustment can practicably be calculated, if later. Such adjusting payment shall be in the amount required such that, for each such prior Applicable Taxable Year, the payments made by Oncor Holdings or Oncor pursuant to the terms of this Agreement less the payments made by EFH, Minority Investor and Management Investor to Oncor Holdings or Oncor, respectively, pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the Effective Date, such payments that are actually made in accordance with prior practice, equals the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, as appropriate, for such taxable year. Any payment required to be made to Oncor under this Section 4(b) will be made by EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the Applicable Taxable Year to which the realized loss or credit would be permitted to be carried back.

(c) For purposes of this Agreement, except as set forth in Sections 4(b) and 8, all payments that would have been due by one Party to another Party pursuant to this Agreement with respect to Applicable Taxable Years that ended prior to the Effective Date shall be treated as if they were made on a timely basis.

(d) (i) For the avoidance of doubt, notwithstanding anything in this Agreement, to the extent required by law, Oncor shall remain jointly and severally liable for Taxes of the EFH Group for Applicable Taxable Years ending on or prior to the Effective Date as a successor to Oncor Electric Delivery Company.

(ii) EFH shall indemnify and hold Oncor harmless for any Taxes of the EFH Group (other than Taxes of Oncor or Oncor Electric Delivery Company as a predecessor to Oncor) that are imposed on Oncor under Treasury Regulations Section 1.1502-6 or, if any, applicable similar provisions of state or local law for any Applicable Taxable Year during which Oncor Electric Delivery Company was a member of a combined or consolidated group of which EFH was the parent.

SECTION 5. Calculations.

(a) EFH shall determine the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability (i) in accordance with this Agreement and EFH Group’s method of federal income tax allocation (in the manner set forth in Exhibit A), in a manner that is consistent with Sections 1.1502 33(d) and 1.1552 1 of the Treasury Regulations or, in the case of Taxes other than United States federal income taxes, any other permissible allocation methodology and (ii) consistent with general Tax accounting principles and past practice.

(b) For each Tax Return filed by EFH, EFH shall provide Oncor Holdings or Oncor, as appropriate, in good faith, within 3 Business Days prior to the due date of any payment required to be made by Oncor Holdings or Oncor pursuant to Sections 4(a) and 6, with a calculation of the amount (if any) of any (i) Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, (ii) estimated Oncor Holdings Excess Separate Tax Liability and estimated Oncor Separate Tax Liability and/or (iii) True-up Payment (for purposes of Section 6).

Such calculation shall provide sufficient detail to permit Oncor Holdings or Oncor, as appropriate, to reasonably understand such calculation. Oncor Holdings or Oncor, as appropriate, shall have the right to review and comment on such calculation. If EFH and Oncor Holdings or Oncor, as appropriate, cannot agree on the calculations prepared under this Section 5, then such dispute shall be resolved pursuant to Section 12. For the avoidance of doubt, any calculations provided by EFH in accordance with this Section 5 will apply for purposes of this Agreement pending the resolution of any such dispute pursuant to Section 12.

SECTION 6. Settlement.

(a) All amounts due pursuant to Section 4(a) hereof shall be paid at least 5 Business Days before each Estimated Tax Installment Date and on each such date such paid amount shall equal the amount of any estimated Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability that Oncor Holdings or Oncor, respectively, would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date (for the avoidance of doubt, treating Oncor Holdings and Oncor as corporations). Any amounts due pursuant to this Section 6(a) shall be calculated in accordance with the method described in Section 6655(d) of the Code, as appropriate, unless all the Parties to this Agreement agree to an alternative method.

(b) (i) Oncor Holdings and Oncor shall pay to the applicable Taxing Authority the portion of the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively, for which they are directly liable, on or before the date such payment is required to be paid to a Tax Authority.

(ii) Oncor Holdings and Oncor shall pay to EFH, the portion of the Oncor Holdings Excess Separate Tax Liability and Oncor Separate Tax Liability, respectively, for which EFH is, but Oncor Holdings, Oncor, Minority Investor or Management Investor, is not, liable to pay on behalf of Oncor Holdings or Oncor, respectively, including, without limitation any liability relating to the Texas Franchise Tax, Chapter 171 of the Texas Tax Code (or any succeeding tax), at least 2 Business Days prior to the date such payment is required to be made by EFH to a Tax Authority.

(c) If, for any taxable year, the payments made by Oncor Holdings or Oncor pursuant to Sections 6(a) and (b) are different from the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability, respectively, for such taxable year, then EFH, Minority Investor, Management Investor, Oncor Holdings or Oncor, as the case may be, shall make an adjusting payment two Business Days prior to the filing of the applicable Tax Return for such taxable year (the “True-up Payment Date”) in the amount required such that payments made by Oncor Holdings and Oncor for such taxable year (taking into account the adjustments, if any, pursuant to Section 4(b) and this Section 6(c)) equal the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate Tax Liability, respectively, for such taxable year (such difference, the “True-up Payment”). Any payment required to be made to Oncor under this Section 6(c) which relate to Taxes described in Section 6(a) shall be made by EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the taxable year to which the True-up Payment relates, and any payment that relates to any Taxes described in Section 6(b)(ii) shall be made by EFH.

(d) If any payments are required to be made by Management Investor to Oncor under this Agreement (including, without limitation, any True-up Payment), Oncor may, in its sole discretion, elect to collect payment of such amounts due by offsetting against such amounts any subsequent payments by it to the Management Investor under this Agreement. Nothing in this Section 6(d) shall reduce or modify the obligations of the Management Investor to make payments at the time and in the manner specified in this Agreement.

SECTION 7. Tax Proceedings. EFH shall have exclusive control of any Tax Proceeding with respect to any member of the EFH Group or the Oncor Holdings Group; provided that EFH shall not settle any such Tax Proceeding without the consent of Oncor Holdings or Oncor (such consent not to be unreasonably conditioned, delayed or withheld) if such settlement would increase the relevant Oncor Holdings Excess Separate Tax Liability or Oncor Separate Tax Liability, respectively; and provided further that EFH shall conduct a particular Tax Proceeding at the direction of Oncor Holdings or Oncor if such Tax Proceeding would affect only the Tax Liability of a member of the Oncor Distributions Group or the Tax Liability of Oncor, respectively.

SECTION 8. Recomputation. If, for any Applicable Taxable Year, the Tax liability of any member of the EFH Group or Oncor Holdings Group is redetermined as a result of a Final Determination, whether as a result of a refund (including a refund resulting from a carryback), an Internal Revenue Service adjustment or otherwise, the payment obligations of the Parties pursuant to the terms of this Agreement, or, with respect to Applicable Taxable Years that ended prior to the date of this Agreement, the payment obligations as determined in accordance with prior practice, shall be redetermined by EFH in a reasonable manner, and either EFH, Minority Investor, Management Investor, Oncor Holdings and/or Oncor, as the case may be, shall make an adjusting payment to the other in the amount required such that, for such taxable year (and for each other Applicable Taxable Year), the payments made by Oncor Holdings and Oncor equals the Oncor Holdings Excess Separate Tax Liability and the Oncor Separate Tax Liability, respectively (taking into account the correlative effects of such redetermination). Any payment required to be made to (or by) Oncor under this Section 8 which relates to Taxes described in Section 6(a) with respect to the Oncor Separate Tax Liability shall be made by (or to) EFH, Minority Investor and Management Investor in accordance with their Sharing Percentages for the Applicable Tax Year with respect to which the Tax liability of Oncor is redetermined as a result of such Final Determination, and any payment that relates to Taxes described in Section 6(b)(ii) shall be made by EFH.

SECTION 9. Prohibited Actions. Oncor Holdings and Oncor agree not to take any actions that would increase the Tax liability (other than as a result of Oncor Holdings Excess Separate Tax Liabilities and Oncor Separate Tax Liabilities) of any member of the EFH Group for any Applicable Taxable Year (the “Additional EFH Group Tax Liability”). In the event Oncor Holdings or Oncor takes, or fails to take, any action that causes an Additional EFH Group Tax Liability, then Oncor Holdings and/or Oncor, as appropriate, shall be liable to indemnify and hold harmless the appropriate EFH Indemnified Parties to the extent such Additional EFH Group Tax Liability does not increase the Oncor Holdings Excess Separate Tax Liability or the Oncor Separate Tax Liability. Oncor Holdings and/or Oncor shall pay to EFH at least 2 Business Days before each Estimated Tax Installment Date and True-up Payment Date the amount that EFH is required to pay to a Taxing Authority on or before such Estimated Tax Installment Date and True-up Payment Date due to the applicable Additional EFH Group Tax Liability. For the avoidance of doubt, Oncor Holdings and Oncor shall together not be liable to indemnify the EFH Indemnified Parties pursuant to this Section 9 for an amount that exceeds, in the aggregate, the Additional EFH Group Tax Liability.

SECTION 10. Applicability. This Agreement shall apply to any Tax Return in respect of any member of the EFH Group or the Oncor Holdings Group that is due (after taking into account any legally permissible extensions) following the Effective Date and to any Tax Return in respect of any member of the EFH Group or the Oncor Holdings Group, for so long as the applicable statute of limitations remains open (the “Applicable Tax Returns”).

SECTION 11. Assistance and Cooperation. EFH, Minority Investor, Management Investor, Oncor Holdings and/or Oncor, as appropriate, shall and shall cause their respective Affiliates to (i) cooperate fully in preparing for any Tax Proceedings with respect to any Applicable Tax Return, (ii) make available to the others as reasonably requested all information, records, and documents relating to any Applicable Tax Return, (iii) provide timely notice to the others of any pending or threatened tax audits or assessments with respect to any Applicable Taxable Year and (iv) furnish the others with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding or information request with respect to any Applicable Taxable Year.

SECTION 12. Disputes.

(a) Negotiation by Officers. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the negotiation, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), officers appointed by the chief executive officers of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute. If that Agreement Dispute cannot be settled through direct discussions by the 20th calendar day (or as such date may be extended by the mutual agreement of the parties) after such officers first discuss the matter, then the Agreement Dispute will be resolved as set forth below:

(b) Mediation. If any Agreement Dispute is not resolved pursuant to Section 12(a), the Parties agree to attempt to settle the dispute in an amicable manner by mediation with a jointly appointed Tax Professional. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator. Any demand for initiation of mediation of a dispute must be given in writing and must set forth in reasonable detail the nature of the dispute. Mediation may be concluded by any party thereto at any time. The mediator shall not have the authority to render any award or otherwise bind the parties to any action. Each party to the mediation shall bear its own expenses with respect to the mediation and the parties shall share equally the fees and expenses of the mediator. Any mediation conducted pursuant hereto shall be conducted at a site in Dallas, Texas selected by the mediator that is reasonably convenient to the parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to the dispute of any related matter. All information and documents disclosed in mediation by any Person shall remain private and confidential to the disclosing Person and may not be disclosed by any Person outside the mediation. No privilege or right with respect to any information or document disclosed in mediation shall be waived or lost by such disclosure.

(c) Arbitration. In the event that any Agreement Dispute is not settled pursuant to the mediation procedures set forth above, such Agreement Dispute shall be resolved by final and binding arbitration conducted pursuant to the American Arbitration Association Commercial Arbitration Rules, Title 9 of the U.S. Code and the Texas Arbitration Act. Notwithstanding anything to the contrary contained herein, the parties agree that the American Arbitration Association shall not administer any Agreement Dispute. Judgment on the award rendered by the arbitrators may be entered in any federal court in the Northern District of Texas, Dallas

Division or a state court in Dallas County, Texas. Any challenge to any arbitration award shall be filed in and each party agrees not to remove or transfer such action from a federal court in the Northern District of Texas, Dallas Division or a state court in Dallas County, Texas. Notwithstanding the foregoing, in the event the Minority Investor is a party to an Agreement Dispute, any challenge to any arbitration award shall in the first instance be filed in and each party agrees not to remove or transfer such action from the United States District Court for the Southern District of New York or any state court setting in the City of New York, Borough of Manhattan.

(1) Any party desiring to commence arbitration shall send a written notice (an “Arbitration Notice”) to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the date of such notice (an “Arbitration Notice Period”), the other party may, if such party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other party describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days after the end of the Arbitration Notice Period, the parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the parties have not selected an arbitrator within ten Business Days of the end of the Arbitration Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, one selected by each party and the third selected by the two party-selected arbitrators, which the parties agree to instruct such arbitrators to make.

(2) The place of arbitration shall be Dallas, Texas.

(3) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual losses, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(4) At any time after the commencement of arbitration hereunder, any party may make an application to the arbitrator(s) seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(5) Except as required by Law, or with the consent of both parties involved in an arbitration, no party hereto shall disclose or disseminate any information relating to an Agreement Dispute or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

(6) The parties in the arbitration shall share equally the costs and expenses of the arbitration. Each party shall otherwise bear its own fees and expenses.

SECTION 13. Interest. Payments pursuant to this Agreement shall bear interest (i) if such payments are not made within the period prescribed in this Agreement (the “Payment Period”), for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment, and (ii) if such payments are made in accordance with the resolution of a dispute pursuant to Section 12, for the period from and including the date on which notice was first given by the disputing party through and including the date of such resolution; in each case at a per annum rate equal to the lesser of (i) the prime rate as published in the Wall Street Journal on the last day of such payment period, plus two percent (2%) and (ii) the maximum lawful amount of interest then permitted to be charged. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which it is due.

SECTION 14. Tax Treatment of Certain Entities. As of the date of this Agreement, Oncor Holdings is treated as a disregarded entity for U.S. federal income tax purposes and Oncor is treated as a partnership for U.S. federal income tax purposes.

SECTION 15. Jointly Owned Entities. EFH, Oncor Holdings and Oncor represent that they will not own a direct or indirect interest in a Jointly Owned Entity.

SECTION 16. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by the Parties hereto.

SECTION 17. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 18. Successors and Assigns. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 19. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Tax Sharing Agreement as of the date first above written.

Energy Future Holdings Corp.

By:
Name:
Title:

Oncor Electric Delivery Holdings LLC

By:
Name:
Title:

Oncor Electric Delivery Company LLC

By:
Name:
Title:

Texas Transmission Investment LLC

By:	Texas Transmission Holdings Corporation, its sole Member

By:
Name:
Title:

By:
Name:
Title:

Oncor Management Investor LLC

By:	Oncor Electric Delivery Company LLC, its Managing Member

By:
Name:
Title:

EXHIBIT A

(a) Applicable Taxable Years Ending after the Effective Date. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending after the Effective Date, the Tax liability of the Oncor Group and the Oncor Holdings Group (each referred to in this exhibit as a “Member”), calculated as if such group had filed a consolidated or combined Tax Return (assuming each was treated as a corporation for tax purposes) for itself and each Member of the group separate and apart from the EFH Group, shall be determined by the following formula (with each step further described below):

1. Regular tax liability

2. Add: alternative minimum tax

3. Subtract: credits against tax

4. Subtotal: tax liability due from Member

5. Subtract: prior payments from Member

6. Total: payment due from Member

(1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability is equal to the taxable income of the Member determined as if such Member were a corporation multiplied by 35%. A Member has a net operating loss for any year in which the taxable income of the Member is negative.

(2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:

(a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, and (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member.

(b) Step 2B: Alternative Minimum Tax Liability. Calculate the alternative minimum tax liability of each Member. The alternative minimum tax liability of a Member is equal to the difference of (but not less than zero) the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1 above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).

(3) Step 3: Credits Against Tax. Each Member is credited for any credits against tax reflected on the balance sheet of the Member on the Effective Date or properly allocable to the Member following the Effective Date.

(4) Step 4: Subtotal—Tax Liability Due From Member. The total of the amounts in steps 1 through 3 represents the amount due from each Member to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor in accordance with Section 4 of this Agreement.

(5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor, for the relevant period with respect to the relevant tax.

(6) Step 6: Payment Due. The difference between the amount calculated in step 4 and the credit in step 5 shall represent the amount due from the Member to EFH, or in the case of Oncor, to EFH, Minority Investor and Management Investor.

(b) Applicable Taxable Years Ending prior to the Effective Date. For purposes of computing the Oncor Holdings Separate Tax Liability and the Oncor Separate Tax Liability with respect to U.S. federal consolidated income taxes or other taxes shown on combined returns for Applicable Taxable Years ending prior to the Effective Date, the Tax liability of each Member shall be determined by the following formula (with each step further described below):

1. Regular tax liability

2. Add: alternative minimum tax

3. Subtract: credits against tax

4. Subtotal: tax liability due from (to) Member

5. Subtract: prior payments from (to) Member

6. Total: payment due from (to) Member

(1) Step 1: Regular Tax Liability. Each Member shall be charged or credited for its regular tax liability. The regular tax liability of a Member is calculated as follows:

(a) Consolidated Taxable Income. If the Consolidated Group has zero or positive consolidated taxable income for the year (as determined under Treasury Regulation Section 1.1502-11(a)), the regular tax liability of each Member is equal to the taxable income of the Member multiplied by 35%.

(b) Consolidated Net Operating Loss. If the Consolidated Group has a consolidated net operating loss for the year (as defined in Treasury Regulation Section 1.1502-21(e)),

(1) the regular tax liability of any Member having positive taxable income is equal to the taxable income of the Member multiplied by 35%, and

(2) the regular tax liability of any Member having negative taxable income (i.e., a net operating loss) is a credit equal to the aggregate regular tax liability of all Members having positive taxable income multiplied by a fraction the numerator of which is net operating loss of the Member and the denominator of which is the total net operating loss of all Members having a net operating loss.

(c) Taxable Income of a Member

(1) In General. The taxable income of a Member shall be determined in accordance with Treasury Regulation Section 1.1552-1(a)(1)(ii) (excluding the last sentence of such subdivision which causes a Member’s taxable income to be zero if the calculation results in an excess of deductions over gross income). A Member has a net operating loss for any year in which the taxable income of the Member is negative.

(2) Allocation of Consolidated Net Operating Loss Deduction. For purposes of computing the taxable income of a Member for any year, the portion of the consolidated net operating loss deduction for such year (if any) attributable to such Member shall be an amount equal to the consolidated net operating loss deduction for such year (“loss absorption year”) multiplied by a fraction, the numerator of which is the Member’s net operating loss for the year in which the net operating loss carryover or carryback arises (“loss origination year”), and the denominator of which is the total of the net operating losses of all Members for the loss origination year to the extent such losses are included in the net operating loss carryover or carryback utilized in the loss absorption year.

(d) Full Allocation. The sum of the regular tax liabilities of all Members shall be equal to the consolidated regular tax liability of the group as defined in Proposed Treasury Regulation Section 1.1502-2(a)(1)(i).

(2) Step 2: Alternative Minimum Tax. Each Member shall be charged for its alternative minimum tax liability or credited for its minimum tax credit utilized. The alternative minimum tax liability or minimum tax credit utilized by a Member is calculated as follows:

(a) Step 2A: Tentative Minimum Tax. Calculate the tentative minimum tax of each Member. The tentative minimum tax of a Member is equal to the alternative minimum taxable income or loss of the Member multiplied by 20%, minus the portion of the consolidated alternative minimum tax foreign tax credit attributable to the Member. The alternative minimum taxable income or loss of a Member shall be computed on the basis of the Member’s taxable income as determined in Step 1 above adjusted to take into account (i) the adjustments and preferences provided in Code Sections 56 (excluding the Code Section 56(g) adjustment relating to ACE), 57, and 58, (ii) the portion of the consolidated ACE adjustment under Proposed Treasury Regulation Section 1.1502-55(b)(3) attributable to such Member, and (iii) the portion of the consolidated ATNOL deduction under Proposed Treasury Regulation Section 1.1502-55(b)(4) attributable to such Member. The sum of the tentative minimum tax of all Members shall be equal to the consolidated AMT of the group as defined in Proposed Treasury Regulation Section 1.1502-55(a)(1).

(b) Step 2B: Separate Tax Liability. Calculate the separate tax liability of each Member. The separate tax liability of a Member is equal to the greater of the (i) tentative minimum tax of the Member (calculated as provided in step 2A above) and (ii) the regular tax liability of the Member (calculated as provided in step 1 above) adjusted as provided in Code Section 55(c) (relating to foreign tax credits and other adjustments).

(c) Step 2C: Separate Alternative Minimum Tax. Calculate for each Member the separate alternative minimum tax. The separate alternative minimum tax of a Member is equal to the excess (if any) of the regular tax liability of the Member as calculated in step 2B(ii) over the separate tax liability of the Member as calculated in step 2B.

(d) Step 2D: Consolidated AMT Difference. Calculate for the consolidated AMT difference. The consolidated AMT difference is equal to (i) the sum of the tentative minimum tax amounts for all Members of the Consolidated Group, minus (ii) the sum of the separate tax liability amounts for all Members of the Consolidated Group.

(e) Step 2E: Allocated Consolidated AMT Difference. Calculate the allocated consolidated AMT difference for each Member. The allocated consolidated AMT difference of a Member is equal to the consolidated AMT difference calculated in step 2D, multiplied by a fraction, the numerator of which is the separate alternative minimum tax of the Member calculated in step 2C, and the denominator of which is the sum of the separate alternative minimum tax amounts for all Members as calculated in step 2C.

(f) Step 2F: Alternative Minimum Tax Liability or Minimum Tax Credit Utilized. Calculate the alternative minimum tax for each Member. The alternative minimum tax of a Member is the sum of (i) the separate alternative minimum tax of the Member calculated in step 2C and (ii) the allocated consolidated AMT of the Member calculated in step 2E. A positive sum represents alternative minimum tax liability incurred (minimum tax credit generated), and a negative sum represents minimum tax credit utilized (regular tax liability reduced).

(3) Step 3: Credits Against Tax. Each Member is credited for the portion of the consolidated credits against tax under sections 21 through 52 of the Code attributable to the Member. The portion of any particular credit attributable to any Member shall be based on a fraction, the numerator of which is the Member’s gross credit on a stand alone basis (i.e., without reduction for any limitation based on the Member’s tax liability or other factors), and the denominator of which is the total gross credit of all Members).

(4) Step 4: Subtotal - Tax Liability Due From (To) Member. The sum of the charges (positive amounts) and credits (negative amounts) in steps 1 through 3 represents the amount due from each Member to EFH (if the net amount is a positive amount) or due from EFH to the Member (if the net amount is a negative amount).

(5) Step 5: Prior Payments. Each Member shall be credited for all prior payments to EFH, and charged for all prior payments by EFH to the Member, with respect to the Consolidated Tax Liability for the taxable year.

(6) Step 6: Payment Due. The subtotal calculated in step 4 as adjusted for the charges or credits in step 5 shall represent the amount due from the Member to EFH (if positive) or from EFH to the Member (if negative) with respect to the adjustments to the Consolidated Tax Liability or tax items of Members for the taxable year.

(c) Utilization of Carryback Items. Treasury Regulation 1.1502-21 or any successor provision shall govern the ordering and priority of utilization of any carryback item, including any Ventures Carryback Item, to any return filed by the Consolidated Group.

(d) Treatment of EFH. For purposes of the allocation of taxes under this agreement, EFH is a Member of the Consolidated Group with respect to its tax items, and the aggregate payments due from or to EFH shall take into account payments due to or from EFH in its role as a Member of the group, such that the net amount of all payments from and to EFH is zero.